Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE
Tandem Diabetes Care Announces Second Quarter 2020 Financial Results and Full Year 2020 Sales Guidance

San Diego, July 30, 2020 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended June 30, 2020. In addition, the Company provided sales guidance for the year ending December 31, 2020.

“We achieved our highest quarterly sales, successfully completed our first acquisition, and executed multiple meaningful agreements in support of our longer-term objectives in the second quarter,” said John Sheridan, president and chief executive officer. “In this challenging global environment, our business has excelled in its commercial, operational and strategic performance.”

Second Quarter 2020 Financial Results

Worldwide sales increased 17 percent to $109.2 million in the second quarter, compared to $93.3 million in the second quarter of 2019. Domestic pump shipments increased 15 percent to 14,735 pumps in the second quarter of 2020 from 12,799 pumps in the same period of 2019. Domestic sales were $89.3 million, or an increase of 27 percent compared to $70.4 million in the second quarter of 2019. International pump shipments decreased 53 percent to 3,952 pumps in the second quarter of 2020 from 8,459 pumps in the same period of 2019. International sales were $20.0 million, or a decrease of 13 percent compared to $22.9 million in the second quarter of 2019. Internationally, the second quarter of 2019 benefited from approximately $7.0 million in sales associated with the fulfillment of an order backlog from prior periods.

Gross profit for the second quarter of 2020 increased 9 percent to $54.4 million, compared to $49.9 million for the same period of 2019. Gross margin was 50 percent in the second quarter of 2020 and 54 percent in the same period of 2019. These included a non-cash stock-based compensation charge of $2.2 million in the second quarter of 2020 compared to $1.3 million for the same period of 2019. Royalty expense was $1.7 million in the second quarter of 2020, compared to no royalty expense in the second quarter of 2019. In combination, stock-based compensation and royalty expense represented nearly 4 percent of sales in the second quarter of 2020, and approximately 1 percent of sales for the same period of 2019.

For the second quarter of 2020, operating expenses totaled $66.4 million, compared to $51.8 million for the same period of 2019. Operating expenses included a non-cash charge for stock-based compensation of $14.3 million, compared to stock-based compensation of $11.0 million for the same period of 2019. Operating loss totaled $12.0 million, compared to $1.9 million for the same period of 2019. Operating margin for the second quarter of 2020 was negative 11 percent compared to negative 2 percent for the same period of 2019. For the second quarter of 2020, adjusted EBITDA(1) was $6.6 million or 6 percent of sales, compared to $12.0 million, or 13 percent of sales, for the same period of 2019.

Exhibit 99.1

Net loss for the second quarter of 2020 was $27.1 million, which included a $14.3 million non-cash charge for the change in fair value of certain outstanding warrants and $3.2 million of interest expense related to the Company’s convertible debt offering, of which $2.5 million is non-cash. In addition, the Company realized a $2.1 million income tax benefit associated with certain intangible transactions in the second quarter of 2020. This is compared to a net loss of $1.5 million for the second quarter of 2019, which included a $0.4 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Cash Balance and Liquidity

As of June 30, 2020, the Company had $426.3 million in cash, cash equivalents and short-term investments. This represents a $266.1 million increase in the second quarter of 2020 and a $249.8 million increase since December 31, 2019. The increase in cash, cash equivalents and short-term investments includes net proceeds of $244.6 million from the Company’s convertible debt transaction during the quarter.

2020 Guidance

“We are reinstating the sales guidance we set at the beginning of 2020 based on the continued strong worldwide demand for our t:slim X2 insulin pump,” said Leigh Vosseller, executive vice president and chief financial officer. “While being mindful of the unpredictable nature of the current pandemic, our confidence in the remainder of this year is supported by the positive feedback from users of our Control-IQ technology and its scaling international launch, as well as UnitedHealthcare’s recent decision to include Tandem as a network provider.”

For the year ending December 31, 2020, the Company is reinstating its sales guidance estimated to be in the range of $450 million to $465 million, which includes international sales of approximately $70 million to $75 million. This represents an annual sales growth of 24 percent to 28 percent compared to 2019.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “1996138.”

Exhibit 99.1

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, the anticipated scaled international launch of Control-IQ and the Company’s ability to continue to sustain our existing business operations during the COVID-19 pandemic. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$426,285	$176,458
Accounts receivable, net	45,031	46,585
Inventories	62,263	49,073
Other current assets	6,100	4,025
Total current assets	539,679	276,141

Property and equipment, net	44,385	32,923
Operating lease right-of-use assets	21,553	15,561
Other long-term assets	10,622	1,485
Total assets	$616,239	$326,110
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$46,665	$54,079
Deferred revenue	4,642	3,869
Common stock warrants	39,625	23,509
Operating lease liabilities	9,306	6,320
Other current liabilities	14,069	11,619
Total current liabilities	114,307	99,396

Convertible senior notes, net - long-term	195,344	—
Operating lease liabilities - long-term	17,632	14,063
Other long-term liabilities	21,252	17,672
Total liabilities	348,535	131,131

Total stockholders’ equity	267,704	194,979
Total liabilities and stockholders’ equity	$616,239	$326,110

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$109,236	$93,255	$207,162	$159,250
Cost of sales	54,846	43,351	102,511	75,993
Gross profit	54,390	49,904	104,651	83,257
Operating expenses:
Selling, general and administrative	50,440	40,565	100,157	75,524
Research and development	15,987	11,204	30,104	20,594
Total operating expenses	66,427	51,769	130,261	96,118
Operating loss	(12,037)	(1,865)	(25,610)	(12,861)
Total other income (expense), net	(17,145)	353	(18,341)	(11,643)
Loss before income taxes	(29,182)	(1,512)	(43,951)	(24,504)
Income tax benefit	(2,075)	—	(1,977)	—
Net loss	$(27,107)	$(1,512)	$(41,974)	$(24,504)

Net loss per share, basic and diluted	$(0.45)	$(0.03)	$(0.70)	$(0.42)
Weighted average shares used to compute basic and diluted net loss per share	60,424	58,219	60,082	57,996

Exhibit 99.1

Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(27,107)	$(1,512)	$(41,974)	$(24,504)
Income tax benefit	(2,075)	—	(1,977)	—
Other (income) expense, net	2,809	(778)	2,083	(1,529)
Depreciation and amortization	2,205	1,508	4,035	2,946
EBITDA	(24,168)	(782)	(37,833)	(23,087)
Change in fair value of common stock warrants	14,336	424	16,258	13,170
Stock-based compensation expense	16,421	12,322	32,286	22,156
Adjusted EBITDA	$6,589	$11,964	$10,711	$12,239